EXHIBIT 99.1

CardioGenics Announces $1.3 Million

Private Placement to European Investors

Financing to Provide Growth Capital to Accelerate Beta-Site Testing
and Commercialization of QL Care™ Analyzer and Troponin-I Test

MISSISSAUGA, Ontario, June 12, 2014 (GLOBE NEWSWIRE) – CardioGenics Holdings Inc. (OTCBB: CGNH), developer of the QL Care™ analyzer, an ultra-sensitive immunoassay point-of-care analyzer, and other products targeting the In-Vitro Diagnostics testing market, today announced it has sold $1.3 million of its common stock in a private placement to European institutional and other investors. Closing of the transaction is subject to listing of the shares on the NewConnect Market of the Warsaw Stock Exchange. WDM acted as offering agent and leading financial advisor on the transaction.

Net proceeds from the financing will be used for general corporate purposes, including working capital that will allow the Company to (i) complete beta-site testing, (ii) proceed with FDA testing and submit its 510K application for approval of the QL Care™ analyzer and Troponin-I test product in the U.S., (iii) make its submission in Europe for CE marking of its QL Care™ analyzer and Troponin-I test product and (iv) increase marketing and strategic partnership efforts with respect to its magnetic beads.

Yahia Gawad, Chief Executive Officer of CardioGenics Holdings, stated, “We appreciate the enthusiastic support from this group of European investors. The $1.3 million to be raised on completion of this financing will help accelerate the launch of our QL Care™ Analyzer and Troponin-I test. Troponins are considered the “gold-standard” cardiac biomarkers for the diagnosis and management of myocardial infarctions (heart attack). The average time to deliver Troponin results across the U.S. falls far short of the American Heart Association’s guidelines for obtaining Troponin test results within sixty minutes (the so-called “Golden Hour”). CardioGenics intends to change this dynamic by not only providing lab-quality Troponin test results but also by providing such results directly at the point-of-care within 15 minutes, resulting in quicker and more effective triage of patients presenting with chest pain and, ultimately, saving lives and significantly reducing related healthcare costs.”

“Having our shares traded on the NewConnect Market will also help the Company increase its visibility in Europe and establish a foothold in a market where it will shortly be seeking regulatory approval,” continued Dr. Gawad.

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As a result of this financing, CardioGenics Holdings Inc. will issue 12 million shares of common stock to European investors (13 entities in total) at $0.11 per share, including three institutional investors. One of the largest mutual fund management companies in Poland (with assets under management in excess of USD $5 billion) participated in this offering.

Wojciech Gudaszewski, CEO of WDM Capital USA, LLC, commented, “We are pleased to have helped provide the capital necessary to help realize the full potential of CardioGenics’ technology.”

Shares of CardioGenics Holdings Inc. are expected to begin trading in late July 2014 on the NewConnect Market of the Warsaw Stock Exchange, the largest national stock exchange in Central and Eastern Europe and one of the fastest growing exchanges in Europe.

About WDM

WDM is Central and Eastern Europe’s leading small cap investment bank. It has been listed on the Warsaw Stock Exchange since 2007. Over the past 6 years, WDM has taken over 50 companies public on the Warsaw Stock Exchange. It has raised over $150,000,000 in private equity, venture capital and public financing for its clients. WDM’s investment management subsidiary, WDM Capital, manages a growing portfolio of some of the region’s most promising micro caps. WDM’s United States subsidiary, WDM Capital USA, provides access to CEE financing and investment opportunities for North American clients and North American financing and market access for CEE clients. For more information visit: www.wdmcapital.com.

About CardioGenics Holdings

Through its operating subsidiaries, the Company develops ultra-sensitive analyzers and other products targeting the immunoassay segment of the Point-Of-Care IVD testing market. It has developed the QL Care™ Analyzer, a proprietary and ultra-sensitive Point-Of-Care immunoanalyzer, which will run a number of diagnostic tests under development, the first of which will be a series of cardiovascular diagnostic tests. As part of its core proprietary technology, the Company has also developed a proprietary method for silver coating paramagnetic microspheres (a fundamental platform component of immunoassay equipment), which improve instrument sensitivity to light. The Company’s proprietary microspheres technology and SAVAsphere™ magnetic beads are developed and marketed through the Company’s Luxspheres subsidiary. The Company’s principal offices are located in Mississauga, Ontario, Canada. For more information please visit www.cardiogenics.com and www.luxspheres.com.

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Safe Harbor Statement - Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements, with words such as “anticipate, “believe,” “expect,” “future,” “may,” “will,” “should,” “plan,” “projected,” “intend,” and similar expressions to identify forward-looking statements. These statements are based on the Company’s beliefs and the assumptions it made using information currently available to it. Because these statements reflect the Company’s current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the results discussed in the forward-looking statements. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Accordingly, reference should be made to the Company’s periodic filings with the Securities and Exchange Commission.

Contact:

CardioGenics Holdings Inc.

Joseph J. Nese

Tel: 1.516.428.4200

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